As filed with the Securities and Exchange Commission on October 6, 2020

Registration Nos. 333-99351

333-99353

333-77573-99

333-40631-99

333-86164-99

333-99481

333-105336

333-132016

333-160073

333-232921

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

POST-EFFECTIVE AMENDMENT NO. 1 TO:

Form S-8 Registration Statement No. 333-99351

Form S-8 Registration Statement No. 333-99353

Form S-8 Registration Statement No. 333-105336

Form S-8 Registration Statement No. 333-160073

Form S-8 Registration Statement No. 333-232921

POST-EFFECTIVE AMENDMENT NO. 2 TO:

Form S-8 Registration Statement No. 333-77573-99

Form S-8 Registration Statement No. 333-40631-99

Form S-8 Registration Statement No. 333-86164-99

Form S-8 Registration Statement No. 333-99481

Form S-8 Registration Statement No. 333-132016

UNDER THE SECURITIES ACT OF 1933

TD AMERITRADE HOLDING CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	82-0543156 (I.R.S. Employer Identification No.)

200 South 108th Avenue, Omaha, Nebraska (Address of Principal Executive Offices)	68154 (Zip Code)

Datek 1998 Stock Option Plan

Datek 2001 Stock Incentive Plan

Ameritrade Holding Corporation 1996 Directors Incentive Plan

Ameritrade Holding Corporation 1996 Long-Term Incentive Plan

TD Ameritrade Holding Corporation Associates 401(k) Profit Sharing Plan and Trust

Ameritrade Holding Corporation 2001 Stock Option Plan

thinkorswim Group Inc. Second Amended and Restated 2001 Stock Option Plan
thinkorswim Group Inc. Amended and Restated 2004 Restricted Stock Plan
Telescan, Inc. Amended and Restated 1995 Stock Option Plan
Telescan, Inc. 2000 Stock Option Plan

TD Ameritrade Holding Corporation Executive Deferred Compensation Program

(Full Title of Plans)

John S. Markle, Esq.

Interim General Counsel

6950 Columbia Gateway Drive, Suite 100

Columbia, Maryland 21046

(Name and address of agent for service)

(443) 539-2128

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 or Post-Effective Amendment No. 2, as applicable, to each of the following Registration Statements on Form S-8 (collectively, the “Prior Registration Statements”) is being filed by TD Ameritrade Holding Corporation (the “Registrant” or “TD Ameritrade”) to terminate all offerings under the Prior Registration Statements and to deregister any and all shares of TD Ameritrade common stock, par value $0.01 per share (the “Shares”), and all unsecured obligations of the Registrant to pay deferred compensation (“Deferred Compensation Obligations”), together with any and all plan interests and other securities registered but unsold as of the date hereof thereunder (note that the Share numbers listed below do not take into account any applicable corporate actions, such as stock splits, that may have been taken in the interim):

1.              Registration Statement on Form S-8, File No. 333-99351, filed with the Securities and Exchange Commission (the “Commission”) on September 10, 2002, registering the offer and sale of 8,875,704 Shares issuable pursuant to the Datek 1998 Stock Option Plan.

2.              Registration Statement on Form S-8, File No. 333-99353, filed with the Commission on September 10, 2002, registering the offer and sale of 15,976,268 Shares issuable pursuant to the Datek 2001 Stock Incentive Plan.

3.              Registration Statement on Form S-8, File No. 333-77573-99, filed with the Commission on September 10, 2002, adopting Ameritrade Online Holdings Corp.’s Registration Statement on Form S-8 (No. 333-77573) as the Registrant’s own.

4.              Registration Statement on Form S-8, File No. 333-40631-99, filed with the Commission on September 10, 2002, adopting Ameritrade Online Holdings Corp.’s Registration Statement on Form S-8 (No. 333-40631) as the Registrant’s own.

5.              Registration Statement on Form S-8, File No. 333-86164-99, filed with the Commission on September 10, 2002, adopting Ameritrade Online Holdings Corp.’s Registration Statement on Form S-8 (No. 333-86164) as the Registrant’s own.

6.              Registration Statement on Form S-8, File No. 333-99481, filed with the Commission on September 13, 2002, registering the offer and sale of 26,627,114 Shares issuable pursuant to the Datek 1998 Stock Option Plan.

7.              Registration Statement on Form S-8, File No. 333-105336, filed with the Commission on May 16, 2003, registering the offer and sale of 500,000 Shares issuable pursuant to the Ameritrade Holding Corporation 1996 Directors Incentive Plan.

8.              Registration Statement on Form S-8, File No. 333-132016, filed with the Commission on February 23, 2006, registering the offer and sale of 35,827,330 Shares issuable pursuant to the Ameritrade Holding Corporation 2001 Stock Option Plan, Ameritrade Holding Corporation 1996 Directors Incentive Plan, Ameritrade Holding Corporation 1996 Long-Term Incentive Plan and TD Ameritrade Holding Corporation Associates 401(k) Profit Sharing Plan and Trust.

9.              Registration Statement on Form S-8, File No. 333-160073, filed with the Commission on June 18, 2009, registering the offer and sale of 2,430,778 Shares issuable pursuant to the thinkorswim Group Inc. Second Amended and Restated 2001 Stock Option Plan, thinkorswim Group Inc. Amended and Restated 2004 Restricted Stock Plan, Telescan, Inc. Amended and Restated 1995 Stock Option Plan and Telescan, Inc. 2000 Stock Option Plan.

10.       Registration Statement on Form S-8, File No. 333-232921, filed with the Commission on July 31, 2019, registering an aggregate of $25,000,000 of Deferred Compensation Obligations issuable pursuant to the TD Ameritrade Holding Corporation Executive Deferred Compensation Program.

On November 24, 2019, the Registrant entered into an Agreement and Plan of Merger (as amended, the “Merger Agreement”) by and among The Charles Schwab Corporation (“Schwab”), Americano Acquisition Corp., a wholly owned subsidiary of Schwab (“Merger Sub”), and the Registrant, pursuant to which, on October 6, 2020, Merger Sub merged with and into the Registrant, with the Registrant continuing as the surviving corporation (the “Merger”).

In connection with the Merger, the Registrant has terminated all offerings of the Registrant’s securities pursuant to the Prior Registration Statements. Accordingly, pursuant to the undertakings made by the Registrant in the Prior Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, this Post-Effective Amendment No. 1 or Post-Effective Amendment No. 2, as applicable, hereby removes from registration all of such securities registered under the Prior Registration Statements that remain unsold as of the date of this Post-Effective Amendment No. 1 or Post-Effective Amendment No. 2, as applicable.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 or Post-Effective Amendment No. 2, as applicable, to the Prior Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in Jersey City, New Jersey, on October 6, 2020.

TD AMERITRADE HOLDING CORPORATION

By:	/s/ Stephen J. Boyle
Name: Stephen J. Boyle
Title: Interim President & Chief Executive Officer

No other person is required to sign this Post-Effective Amendment No. 1 or Post-Effective Amendment No. 2, as applicable, to the Prior Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.